EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-130007, No. 333-10178 and No. 333-31813 on Form S-8 and No. 333-129242, No. 333-125012, No. 333-117768, and No. 333-95235 on Form S-3 of our reports dated April 13, 2006 relating to the consolidated financial statements of The Wet Seal, Inc. and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of The Wet Seal, Inc. for the year ended January 28, 2006.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

April 13, 2006